UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2026

Angel Studios, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-56642	46-5217451
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

295 W Center St. Provo, UT 84601
(Address of principal executive offices)

(760) 933-8437
(Registrant’s telephone number, including area code)

None.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ANGX	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement

As previously disclosed, on November 14, 2025, Angel Studios, Inc., a Delaware corporation (the “Company” or “Angel Studios”), entered into (i) an Agreement and Plan of Merger (the “Original TTS Merger Agreement,” and, such transactions contemplated thereby, the “TTS Merger”), by and among the Company, Angel Tuttle Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Angel Tuttle Merger Sub”), Tuttle Twins Show, LLC, a Utah limited liability company (“TTS”), and Daniel Harmon, as Unitholder Representative, and (ii) an Agreement and Plan of Merger (the “Original TCP Merger Agreement,” and, such transactions contemplated thereby, the “TCP Merger”), by and among the Company, Angel TCP Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Angel TCP Merger Sub”), Toothy Cow Productions, LLC, a Tennessee limited liability company (“TCP”), and Shining Isle Productions, LLC, a Tennessee limited liability company, as Unitholder Representative.

On June 29, 2026, the Company entered into Amended and Restated Agreements and Plans of Merger with respect to each of the Original TTS Merger Agreement (the “A&R TTS Merger Agreement”) and Original TCP Merger Agreement (the “A&R TCP Merger Agreement,” and together with the A&R TTS Merger Agreement, the “A&R Merger Agreements”), which amend and restate in their entirety the corresponding Original TTS Merger Agreement and Original TCP Merger Agreement as described below.

A&R TTS Merger Agreement

The key revisions to the A&R TTS Merger Agreement include, but are not limited to, (i) extending the Outside Date to October 31, 2026 (as defined in the A&R TTS Merger Agreement) and (ii) eliminating as a closing condition the requirement of a showrunner agreement for Daniel Harmon.

As previously disclosed, certain directors and officers of the Company or their family members are TTS Key Operators and signatories to the TTS Support Agreements, including the Company’s officers Neal Harmon, Jeffrey Harmon, Jordan Harmon and Daniel Harmon and director Benton Crane. Daniel Harmon, brother of Neal, Jordan, and Jeffrey Harmon, along with the Company’s CEO Neal Harmon, President Jordan Harmon, director Benton Crane, certain family members of the Company’s directors and officers, and certain affiliated entities of the Company, including Harmon Brothers, LLC and VAS Portal, LLC, own units of TTS, and such individuals and entities will receive shares of Company Class A Common Stock, par value $0.0001 per share (the “Company Class A Common Stock”) as consideration in the TTS Merger. As of June 23, 2026, Company related parties own 41.6% of the units of TTS.

Further, while negotiations were ongoing, the Company committed to funding the operations of TTS through the entirety of season four. If the acquisition of TTS by the Company is not consummated, any amount of operational funding provided by the Company to TTS since September 10, 2025 will be converted into preferred units of TTS at $1.16 per unit. The Company has provided $11.7 million to TTS to date.

A&R TCP Merger Agreement

The key revisions to the A&R TCP Merger Agreement include, but are not limited to, (i) extending the Outside Date to October 31, 2026, (ii) replacing as a closing condition the previously required execution of a confirmation of an intellectual property assignment agreement with a requirement that the parties enter into a new TCP A&R License Agreement, (iii) clarifying the consideration to be payable at closing of the TCP Merger, and (iv) revising the merger structure of the TCP Merger such that, following the TCP Merger, Angel TCP Merger Sub shall continue as the Surviving Company and the separate existence of TCP shall cease (each, as defined in the A&R TCP Merger Agreement).

As previously disclosed, certain affiliated entities of the Company own units of TCP, and such entities will receive shares of Company Class A Common Stock as consideration in the TCP Merger. As of June 23, 2026, Company related parties own 2.4% of the units of TCP.

Further, while negotiations were ongoing, the Company committed to funding the operations of TCP through season three and season four, with a maximum commitment of $11.9 million. If the acquisition of TCP by the Company is not consummated, any amount of operational funding provided by the Company to TCP will be converted into TCP Class B Preferred Units at $1.50 per unit plus a warrant to purchase TCP Common Units at a nominal strike price for each two units of Class B preferred units of TCP received. The Company has provided $11.9 million to TCP to date.

The foregoing summary of the A&R Merger Agreements do not purport to be a complete description and are subject to and qualified in their entirety by reference to the full text of the A&R TTS Merger Agreement and A&R TCP Merger Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEL STUDIOS, INC.

Date: June 29, 2026	By:	/s/ Scott Klossner
Scott Klossner
Chief Financial Officer

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